Exhibit 99.1

Contacts:
Cris Larson	Danielle Bertrand
PDL BioPharma, Inc.	WeissComm Partners
775-832-8505	415-946-1056
Cris.Larson@pdl.com	dbertrand@wcpglobal.com

PDL BioPharma Announces Ex-Dividend Date of November 27 for Special Dividend

Actual Per Share Amount of Dividend to Be Announced Shortly After Record Date of December 1

INCLINE VILLAGE, NV, November 23, 2009 — PDL BioPharma, Inc. (PDL) (NASDAQ: PDLI) today announced that NASDAQ has established November 27, 2009 as the ex-dividend date for its $200 million special dividend to stockholders resulting from the securitization transaction completed on November 2, 2009. The dividend will be paid on December 15, 2009 to all stockholders of record on the record date, December 1, 2009. NASDAQ has set the approximate per share amount of the dividend at $1.67 per share of common stock for purposes of the ex-dividend date on November 27, 2009. This approximate per share amount is based on the number of shares of the Company’s common stock outstanding on September 30, 2009.

The actual per share amount of the dividend to be paid on December 15, 2009 will depend on the number of shares of the Company’s common stock that are outstanding on the record date of December 1, 2009, and will be announced shortly after the record date. Because the holders of the Company’s convertible notes have the right to convert into shares of the Company’s common stock, and some of these holders may elect to do so prior to or on the record date, it is not possible to calculate the dividend on a per share basis until shortly after the record date.

As of September 30, 2009, the Company had $200 million in principal that remains outstanding under its unsecured 2.75% Convertible Subordinated Notes due August 16, 2023 (the 2023 Notes) and $228 million in principal that remains outstanding under its 2.00% Convertible Senior Notes due February 15, 2012 (the 2012 Notes). The 2023 Notes and 2012 Notes are convertible at any time, at the option of the holder, into shares of the Company’s common stock. The conversion rate for the 2023 Notes is $7.63 per share and the conversion rate for the 2012 Notes is $10.59 per share.

About PDL BioPharma

PDL pioneered the humanization of monoclonal antibodies and, by doing so, enabled the discovery of a new generation of targeted treatments for cancer and immunologic diseases. PDL is focused on maximizing the value of its antibody humanization patents and related assets. The Company receives royalties on sales of a number of humanized antibody products marketed today and also may receive royalty payments on additional humanized antibody products launched before patent expiry in late 2014. For more information, please visit www.pdl.com.

NOTE: PDL BioPharma and the PDL BioPharma logo are considered trademarks of PDL BioPharma, Inc.

Forward-looking Statements

The foregoing statements regarding PDL’s intentions with respect to the cash special dividend payment described above are forward-looking statements under the Private Securities Litigation Reform Act of 1995, and actual results could vary materially from the statements made. PDL’s ability to pay the special dividend described above is subject to various risks, many of which are outside its control, including prevailing conditions in the capital markets, the continued strength of its royalty assets and other risks and uncertainties as detailed from time to time in the reports filed by PDL with the Securities and Exchange Commission.

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